================================================================================

                            ASSET PURCHASE AGREEMENT

                                  dated as of

                                January 23, 1998

                                  by and among

                       AMERICAN PHYSICIAN PARTNERS, INC.
                           (a Delaware corporation),

                         VALLEY IMAGING PARTNERS, INC.
                          (a California corporation),

                               PAL IMAGING CORP.
                           (a California corporation)

                                      and

                           THE PRINCIPAL STOCKHOLDERS

================================================================================

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I   Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.1  Definitions   . . . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.2  Rules of Interpretation   . . . . . . . . . . . . . . . . .  5
ARTICLE II  Assumed Liabilities   . . . . . . . . . . . . . . . . . . . . . .  5
     Section 2.1  Purchased Assets  . . . . . . . . . . . . . . . . . . . . .  5
     Section 2.2  Excluded Assets   . . . . . . . . . . . . . . . . . . . . .  7
     Section 2.3  Subsequent Actions  . . . . . . . . . . . . . . . . . . . .  7
ARTICLE III Assumed Liabilities   . . . . . . . . . . . . . . . . . . . . . .  7
     Section 3.1  Assumed Liabilities   . . . . . . . . . . . . . . . . . . .  7
ARTICLE IV  Purchase Price and Closing  . . . . . . . . . . . . . . . . . . .  8
     Section 4.1  Purchase Price  . . . . . . . . . . . . . . . . . . . . . .  8
     Section 4.2  Closing and Effective Time  . . . . . . . . . . . . . . . .  8
     Section 4.3  Closing Deliveries  . . . . . . . . . . . . . . . . . . . .  9
     Section 4.4  Certain Prorations  . . . . . . . . . . . . . . . . . . . .  9
     Section 4.5  Inventory   . . . . . . . . . . . . . . . . . . . . . . . .  9
     Section 4.6  Closing Expenses  . . . . . . . . . . . . . . . . . . . . .  9
ARTICLE V   Representations and Warranties of Seller and Stockholders   . . .  9
     Section 5.1  Organization and Good Standing; Qualification   . . . . . .  9
     Section 5.2  Authorization and Validity  . . . . . . . . . . . . . . . . 10
     Section 5.3  Title to Purchased Assets   . . . . . . . . . . . . . . . . 10
     Section 5.4  Condition of Tangible Assets  . . . . . . . . . . . . . . . 10
     Section 5.5  Consents and Approvals  . . . . . . . . . . . . . . . . . . 10
     Section 5.6  Governmental Authorization  . . . . . . . . . . . . . . . . 10
     Section 5.7  Continuity of Business Enterprise   . . . . . . . . . . . . 10
     Section 5.8  Subsidiaries and Investments  . . . . . . . . . . . . . . . 10
     Section 5.9  Absence of Conflicting Agreements or Required Consents  . . 11
     Section 5.10 Seller Financial Statements   . . . . . . . . . . . . . . . 11
     Section 5.11 No Undisclosed Liabilities  . . . . . . . . . . . . . . . . 11
     Section 5.12 Litigation and Claims   . . . . . . . . . . . . . . . . . . 11
     Section 5.13 No Violation of Law   . . . . . . . . . . . . . . . . . . . 12
     Section 5.14 Contracts and Commitments   . . . . . . . . . . . . . . . . 12
     Section 5.15 No Brokers  . . . . . . . . . . . . . . . . . . . . . . . . 12
     Section 5.16 No Other Agreements to Sell the Assets of the
                  Seller's Business   . . . . . . . . . . . . . . . . . . . . 13
     Section 5.17 Employee Matters  . . . . . . . . . . . . . . . . . . . . . 13
     Section 5.18 Labor Relations   . . . . . . . . . . . . . . . . . . . . . 13
     Section 5.19 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . 14
     Section 5.20 Lease Agreements  . . . . . . . . . . . . . . . . . . . . . 15
     Section 5.21 Real and Personal Property  . . . . . . . . . . . . . . . . 15
     Section 5.22 Environmental Matters   . . . . . . . . . . . . . . . . . . 16
     Section 5.23 Filing Reports  . . . . . . . . . . . . . . . . . . . . . . 17
     Section 5.24 Insurance Policies  . . . . . . . . . . . . . . . . . . . . 17
     Section 5.25 Accounts Receivable; Payors   . . . . . . . . . . . . . . . 17
     Section 5.26 Accounts Payable; Suppliers   . . . . . . . . . . . . . . . 18
     Section 5.27 Inventory   . . . . . . . . . . . . . . . . . . . . . . . . 18
     Section 5.28 Licenses, Authorization and Provider Programs   . . . . . . 18
     Section 5.29 Inspections and Investigations  . . . . . . . . . . . . . . 19
     Section 5.30 Proprietary Rights and Information  . . . . . . . . . . . . 19
     Section 5.31 Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     Section 5.32 Related Party Arrangements  . . . . . . . . . . . . . . . . 21
     Section 5.33 Banking Relations   . . . . . . . . . . . . . . . . . . . . 21
     Section 5.34 Fraud and Abuse and Self Referral   . . . . . . . . . . . . 21





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
     Section 5.35  Restrictions on Business Activities  . . . . . . . . . . . 21
     Section 5.36  Agreements in Full Force and Effect  . . . . . . . . . . . 21
     Section 5.37  Statements True and Correct  . . . . . . . . . . . . . . . 21
     Section 5.38  Schedules  . . . . . . . . . . . . . . . . . . . . . . . . 21
ARTICLE VI  Representations and Warranties of Buyer and APP   . . . . . . . . 22
     Section 6.1   Organization and Good Standing; Qualification  . . . . . . 22
     Section 6.2   Authorization and Validity   . . . . . . . . . . . . . . . 22
     Section 6.3   Governmental Authorization . . . . . . . . . . . . . . . . 22
     Section 6.4   Capitalization   . . . . . . . . . . . . . . . . . . . . . 22
     Section 6.5   Absence of Conflicting Agreements or Required Consents . . 22
     Section 6.6   Statements True and Correct  . . . . . . . . . . . . . . . 23
     Section 6.7   Schedules  . . . . . . . . . . . . . . . . . . . . . . . . 23
     Section 6.8   Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . 23
ARTICLE VII Pre-Closing Covenants of Seller [Intentionally Omitted]   . . . . 23
ARTICLE VIII Pre-Closing Covenants of APP and Buyer [Intentionally Omitted] . 23
ARTICLE IX  Conditions Precedent of APP and Buyer [Intentionally Omitted]   . 23
ARTICLE X   Conditions Precedent of Seller [Intentionally Omitted]  . . . . . 23
ARTICLE XI  Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . 23
     Section 11.1  Deliveries of Seller . . . . . . . . . . . . . . . . . . . 23
     Section 11.2  Deliveries of APP  . . . . . . . . . . . . . . . . . . . . 24
ARTICLE XII Certain Additional Agreements of the Parties
            [Intentionally Omitted]   . . . . . . . . . . . . . . . . . . . . 25
ARTICLE XIII Post Closing Matters . . . . . . . . . . . . . . . . . . . . . . 25
     Section 13.1  Further Instruments of Transfer  . . . . . . . . . . . . . 25
ARTICLE XIV Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 14.1  Indemnification by Seller and the Principal
                   Stockholders . . . . . . . . . . . . . . . . . . . . . . . 25
     Section 14.2  Indemnification by APP and Buyer . . . . . . . . . . . . . 25
     Section 14.3  Conditions of Indemnification  . . . . . . . . . . . . . . 25
     Section 14.4  Remedies Exclusive . . . . . . . . . . . . . . . . . . . . 27
     Section 14.5  Costs, Expenses and Legal Fees . . . . . . . . . . . . . . 27
     Section 14.6  Tax Benefits; Insurance Proceeds   . . . . . . . . . . . . 27
ARTICLE XV  Termination [Intentionally Omitted]   . . . . . . . . . . . . . . 28
ARTICLE XVI Nondisclosure of Confidential Information   . . . . . . . . . . . 28
     Section 16.1  Non-Disclosure Covenant  . . . . . . . . . . . . . . . . . 28
     Section 16.2  Damages  . . . . . . . . . . . . . . . . . . . . . . . . . 28
     Section 16.3  Survival . . . . . . . . . . . . . . . . . . . . . . . . . 28
ARTICLE XVII Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . 28
     Section 17.1  Amendment; Waivers . . . . . . . . . . . . . . . . . . . . 28
     Section 17.2  Assignment . . . . . . . . . . . . . . . . . . . . . . . . 28
     Section 17.3  Parties in Interest; No Third Party Beneficiaries  . . . . 29
     Section 17.4  Entire Agreement . . . . . . . . . . . . . . . . . . . . . 29
     Section 17.5  Severability . . . . . . . . . . . . . . . . . . . . . . . 29
     Section 17.6  Survival of Representations, Warranties and Covenants  . . 29
     Section 17.7  Governing Law  . . . . . . . . . . . . . . . . . . . . . . 29
     Section 17.8  Captions . . . . . . . . . . . . . . . . . . . . . . . . . 29
     Section 17.9  Gender and Number  . . . . . . . . . . . . . . . . . . . . 29
     Section 17.10 Reference to Agreement . . . . . . . . . . . . . . . . . . 29
     Section 17.11 Confidentiality; Publicity and Disclosures . . . . . . . . 29
     Section 17.12 Notice . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     Section 17.13 No Waiver; Remedies  . . . . . . . . . . . . . . . . . . . 30
     Section 17.14 Counterparts . . . . . . . . . . . . . . . . . . . . . . . 30
     Section 17.15 Defined Terms  . . . . . . . . . . . . . . . . . . . . . . 30





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

                                   SCHEDULES

       Schedule 3.1      Organization and Good Standing; Qualification
       Schedule 3.3      Governmental Authorization
       Schedule 3.5      Transactions in Capital Stock
       Schedule 3.6      Continuity of Business Enterprise
       Schedule 3.7      Subsidiaries and Investments
       Schedule 3.8      Absence of Conflicting Agreements or Required Consents
       Schedule 3.9      Seller Financial Statements
       Schedule 3.10     Absence of Changes
       Schedule 3.11     No Undisclosed Liabilities
       Schedule 3.12     Litigation and Claims
       Schedule 3.14     Lease Agreements
       Schedule 3.15     Real and Personal Property
       Schedule 3.15(a)  Real and Personal Property
       Schedule 3.15(b)  Real and Personal Property
       Schedule 3.16     Indebtedness for Borrowed Money
       Schedule 3.17     Contracts and Commitments
       Schedule 3.18     Employee Matters
       Schedule 3.19     Labor Relations
       Schedule 3.20     Employee Benefit Plans
       Schedule 3.20(a)  Employee Benefit Plans
       Schedule 3.20(c)  Employee Benefit Plans
       Schedule 3.20(e)  Employee Benefit Plans
       Schedule 3.20(g)  Employee Benefit Plans
       Schedule 3.20(l)  Employee Benefit Plans
       Schedule 3.21     Environmental Matters
       Schedule 3.21(b)  Environmental Matters
       Schedule 3.21(d)  Environmental Matters
       Schedule 3.23     Insurance Policies
       Schedule 3.24     Accounts Receivable Payors
       Schedule 3.24(a)  Accounts Receivable Payors
       Schedule 3.24(b)  Accounts Receivable Payors
       Schedule 3.25     Accounts Payable Suppliers
       Schedule 3.25(a)  Accounts Payable Suppliers
       Schedule 3.25(b)  Accounts Payable Suppliers
       Schedule 3.27     Licenses, Authorization and Provider Programs
       Schedule 3.27(a)  Licenses, Authorization and Provider Programs
       Schedule 3.27(b)  Licenses, Authorization and Provider Programs
       Schedule 3.28     Inspections and Investigations
       Schedule 3.29     Proprietary Rights and Information
       Schedule 3.29(a)  Proprietary Rights and Information
       Schedule 3.29(b)  Proprietary Rights and Information
       Schedule 3.29(c)  Proprietary Rights and Information

       Schedule 3.30     Taxes
       Schedule 3.30(b)  Taxes (Seller)
       Schedule 3.30(c)  Taxes (Seller)
       Schedule 3.31     Related Party Arrangements
       Schedule 3.33     Banking Relations
       Schedule 3.34     Investments in Competitors
       Schedule 3.40     Finders' Fees (Seller)
       Schedule 4.3      Personal Holding Companies; Control of Related
                         Businesses
       Schedule 4.4      Transfers of Stock
       Schedule 4.8      Finder's Fee (Stockholder)





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

       Schedule 4.9      Ownership of Interested Persons; Affiliations
       Schedule 4.10     Investments in Competitors
       Schedule 5.1      Organization and Good Standing; Qualification
       Schedule 5.3      Governmental Authorization
       Schedule 5.5      Subsidiaries and Investments
       Schedule 5.6      Absence of Conflicting Agreements or Required Consents
       Schedule 5.7      APP Financial Statements
       Schedule 5.8      Absence of Changes
       Schedule 5.9      No Undisclosed Liabilities
       Schedule 5.10     Litigation and Claims
       Schedule 5.12     Employee Matters
       Schedule 5.13     Taxes
       Schedule 5.14     Related Party Arrangements
       Schedule 6.1      Organization and Good Standing; Qualification
       Schedule 14.2     Preservation of Tax and Accounting Treatment

                            ASSET PURCHASE AGREEMENT


       This Asset Purchase Agreement (this "Agreement"), dated as of January 23, 1998, is by and among AMERICAN PHYSICIAN PARTNERS, INC., a Delaware corporation ("APP"), Valley Imaging Partners, Inc., a California corporation and a wholly-owned subsidiary of APP ("Buyer"), and PAL Imaging Corp., a California corporation ("Seller") and the Principal Stockholders.

                                    RECITALS

       A. Seller owns and operates two diagnostic imaging centers; one located at 451 Sherman Avenue, Suite 110, Palo Alto, California, and one located at 35 Baywood Avenue, San Mateo, California (the "Centers").

       B. APP is engaged in the business of owning, operating and acquiring the assets of, and managing the non-medical aspects of, radiology practices and diagnostic imaging centers.

       C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets and other rights related to Seller's business, and to assume certain liabilities of Seller relating thereto, as set forth herein, on the terms and conditions in this Agreement.

                                   AGREEMENT

       NOW, THEREFORE, in consideration of the preceding recitals and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS


       Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

       "Affiliate" with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

       "Agreement" shall have the meaning set forth in the preamble to this Agreement.

       "APP" shall have the meaning set forth in the preamble to this Agreement.

       "Appraised Value" shall have the meaning set forth in Section 12.1.

       "Assumed Liabilities" shall have the meaning set forth in Section 3.1.

       "Best knowledge" or "to the knowledge of" and similar phrases shall mean
(i) in the case of a natural person, the particular fact was known, or not known, as the context requires, to such person after diligent investigation and inquiry by such person, and (ii) in the case of an entity, the particular fact was known, or not known, as the context requires, to any Stockholder, director or executive officer of such entity after diligent investigation and inquiry by the executive officers of such entity.

       "Bill of Sale" shall have the meaning set forth in Section 4.3(a).

       "Buyer" shall have the meaning set forth in the preamble to this Agreement.

       "Centers" shall have the meaning set froth in the preamble to this Agreement.





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
       "Claim Notice" shall have the meaning set forth in Section 14.3(a).

       "Closing" shall mean the closing of the transactions contemplated by this Agreement as set forth in Article IV.

       "Closing Date" shall have the meaning set forth in Section 4.2.

       "Code" shall mean the Internal Revenue Code of 1986, as amended.

       "Confidential Information" shall mean all trade secrets and other confidential and/or proprietary information of the particular person, including, but not limited to, information derived from reports, processes, data, know-how, software programs, improvements, inventions, strategies, compensation structures, reports, investigations, research, work in progress, codes, marketing and sales programs and plans, financial projections, cost summaries, formulae, contract analyses, financial information, forecasts, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such person by its employees, officers, directors, agents, representatives, or consultants.

       "Controlled Group" shall have the meaning set forth in Section 5.19(g).

7      "Current Policies" shall have the meaning set forth in Section 5.24.

       "Damages" shall have the meaning set forth in Section 14.1.

       "Deposits" shall have the meaning set forth in Section 2.1(d)(v).

       "Effective Time" shall have the meaning set forth in Section 4.2.

       "Election Period" shall have the meaning set forth in Section 14.3(a).

       "Employee Benefit Plans" shall have the meaning set forth in Section 5.19(a).

       "Encumbrance" shall mean any charge, claim, community property interest, condition equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

       "Environmental Laws" shall have the meaning set forth in Section
5.22(e).

       "Environmental Liabilities" shall have the meaning set forth in Section 5.22(e).

       "ERISA" shall have the meaning set forth in Section 5.17.

       "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

       "Excluded Assets" shall have the meaning set forth in Section 2.2.

       "Government Licenses and Permits" shall have the meaning set forth in
Section 2.1(d)(iii).

       "Government Programs" shall have the meaning set forth in Section
5.28(a).

       "Hazardous Substances" shall have the meaning set forth in Section
5.22(e).

       "Indemnified Party" shall have the meaning set forth in Section 14.3(a).

       "Indemnifying Party" shall have the meaning set forth in Section
14.3(a).

       "Indemnity Notice" shall have the meaning set forth in Section 14.3(d).





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
       "Insurance Policies" shall have the meaning set forth in Section 5.24.

       "Intangible Assets" shall have the meaning set forth in Section 2.1(d).

       "Intellectual Property" shall have the meaning set forth in Section 2.1.

       "Inventory" shall have the meaning set forth in Section 2.1(c).

       "IRS" shall mean the Internal Revenue Service.

       "Lease Assignments" shall have the meaning set forth in Section 11.1(k).

       "Lease Agreements" shall have the meaning set forth in Section 5.20.

       "Material Adverse Effect" shall mean a material adverse effect on the assets, properties, business, operations, condition (financial or otherwise), liabilities or results of operations of the Person or Persons being referred to, taken as a whole, in consideration of all relevant facts and circumstances.

       "Medical Waste" shall mean (i) pathological waste, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals,
(viii) isolation wastes, (ix) contaminated equipment, (x) laboratory waste,
(xi) any substance, pollutant, material, or contaminant listed or regulated under any Medical Waste Law, and (xii) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals.

       "Medical Waste Laws" shall mean the following, including regulations promulgated and orders issued thereunder, as in effect of the date hereof and the Closing Date: (i) the MWTA, (ii) the U.S. Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 USCA Sections 2501 et seq., (iii) the Marine Protection, Research, and Sanctuaries Act of 1972, 33 USCA Sections 1401 et seq., (iv) The Occupational Safety and Health Act, 29 USCA Sections 651 et seq., (v) the United States Department of Health and Human Services, National Institute for Occupational Safety and Health, Infectious Waste Disposal Guidelines, Publication No. 88-119, and (vi) any other federal, state, regional, county, municipal, or other local laws, regulations, and ordinances insofar as they are applicable to any Seller's assets or operations and purport to regulate Medical Waste or impose requirements related to Medical Waste.

       "Medicare and Medicaid Programs" shall have the meaning set forth in
Section 5.28(a).

       "MWTA" shall mean the Medical Waste Tracking Act of 1988, 42 U.S.C. Sections 6992, et seq.

       "Non-Payor Contract Assignments" shall have the meaning set forth in
Section 11.1(k).

       "Other Agreement" shall have the meaning set forth in Section 9.9.

       "Payor Contract Assignments" shall have the meaning set forth in Section 11.1(k).

       "Payors" shall mean any and all third-party payors including, but not limited to, Medicare and Medicaid Programs insurance companies, health maintenance organizations, preferred provider organizations, independent practice associations, hospitals, hospital systems, integrated delivery systems, CHAMPUS, and any and all other private or governmental entity rendering payment to Seller for professional medical or technical services.

       "PBGC" shall have the meaning set forth in Section 5.19(j).

       "Person" shall mean any natural person, corporation, partnership, joint venture, limited liability company, association, group, organization or other entity.

       "Personal Property" shall have the meaning set forth in Section 2.1(b).

       "Prepaids" shall have the meaning set forth in Section 2.1(d)(vi).

       "Principal Stockholders" shall mean Norman Meyers and Barbara L. Meyers.

       "Private Programs" shall have the meaning set forth in Section 5.28(a).

       "Property Rights" shall have the meaning set forth in Section 5.30(a).

       "Purchased Assets" shall have the meaning set forth in Section 2.1.

       "Purchased Contracts" shall have the meaning set forth in Section
2.1(e).

       "Purchase Price" shall have the meaning set forth in Section 4.1(a).

       "Purchased Prepaids" shall have the meaning set forth in Section 2.1(d)(vi).

       "Real Estate" shall have the meaning set forth in Section 2.1(a).

       "Real Property" shall have the meaning set forth in Section 2.1(a).

       "Regulated Activity" shall have the meaning set forth in Section
5.22(e).

       "Schedules" shall mean the schedules attached hereto as of the date hereof or otherwise delivered by any party hereto pursuant to the terms hereof, as such may be amended or supplemented from time to time pursuant to the provisions hereof.

       "Securities Act" shall mean the Securities Act of 1933, as amended.

       "Seller" shall have the meaning set forth in the preamble to this Agreement.

       "Seller Financial_Statements" shall have the meaning set forth in
Section 5.10.

       "Seller Current Balance Sheet" shall have the meaning set forth in
Section 5.10.

       "Seller Current Financial Statements" shall have the meaning set forth in Section 5.10.

       "Seller Financial Statements" shall have the meaning set forth in
Section 5.10.

       "Seller Subsidiaries" shall have the meaning set forth in Section 5.8.

       "Stockholders" shall mean the stockholders of Seller.

       "Tax Returns" shall include all federal, state, local or foreign income, excise, corporate, franchise, property, sales, use, payroll, withholding, provider, environmental, duties, value added and other tax returns (including information returns).

       "Third Party Claim" shall have the meaning set forth in Section 14.3(a).

       "Title Policy" shall have the meaning set forth in Section 12.1.

       "Title Seller" shall have the meaning set forth in Seller 12.1.





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
       Section 1.2     Rules of Interpretation.  The definitions set forth in
Section 1.1 shall be equally applicable to both the singular and the plural forms of the terms therein defined and shall cover both genders.

       Unless otherwise indicated "herein," "hereby," "hereunder," "hereof," "hereinabove," "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

       This Agreement occasionally omits the modifying words "all" and "any" and the articles "the" and "an," but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

       Unless otherwise indicated, reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.2) shall be construed to be a reference to the designated Article number of Section number of this Agreement.

                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS

       Section 2.1 Purchased Assets. On the Closing Date, Seller shall, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall acquire, all right, title and interest of Seller in and to, the following assets, rights and interests used in the operation of the Seller's assets at the Centers, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, excluding the Excluded Assets, including, without limitation, the following assets, rights and interests (collectively, the "Purchased Assets"):

               (a) Real Property and Leasehold Improvements. All real property including, without limitation, the real property more particularly described in Schedule 2.1(a) (collectively, the "Real Estate"), and all buildings, improvements, other constructions, construction-in-progress and fixtures (collectively, the "Improvements") now or hereafter located on the Real Estate or owned by Seller and located on the real property subject to the Lease Agreements (the Real Estate and Improvements are hereinafter collectively referred to as the "Real Property"), which includes, without limitation, all real property used in connection with the Business together with, as they relate to the Real Property, all right, title and interest of Seller in all options, easements, servitudes, rights-of-way and other rights associated therewith;

               (b) Personal Property. All tangible personal property (collectively, the "Personal Property") of every kind and nature (other than items of tangible personal property that are consumed, disposed of or held for sale or is inventoried in the ordinary course of business), including, without limitation, all furniture, fixtures, machinery, vehicles, owned or licensed computer systems, and equipment, including, without limitation, the Personal Property listed in Schedule 2.1(b) attached hereto;

               (c) Inventory. All inventories of supplies, drugs, food, janitorial and office supplies, maintenance and shop supplies, and other disposables which are existing as of the Closing Date (the "inventory"). A list of Inventory is attached as Schedule 2.1(c);

               (d) Intangible Assets. All intangible property (collectively, the "Intangible Assets") of every kind and nature, including, without limitation, the following:

                       (i) All patents, trademarks, trade names, business names (including all names associated with specialty programs or services operated by Seller), service marks, logos, trade secrets, copyrights, and all applications and registrations therefor that are owned by Seller, and licenses thereof pursuant to which Seller has any right to the use or benefit of, or other rights with respect to, any of the foregoing (the "Intellectual Property"), including, without limitation, the items identified in Schedule 2.1(d)(i) attached hereto;

                       (ii)  All telephone numbers;

               (iii) All licenses, permits, certificates, franchises, registrations, authorizations, filings, consents, accreditations, approvals and other indicia of authority relating to the operation of the Business as presently conducted by Seller, and relating to any renovation or construction on the Real Property, or the Leased Real Estate (collectively, the "Governmental Licenses and Permits"), which Governmental Licenses and Permits are listed in Schedule 2.1(d)(iii) attached hereto. In the event the sale, transfer, assignment, or conveyance of any of the Governmental Licenses and Permits is unlawful or is not permissible under any agreement, or federal, state, or local law, rule, or regulation, then the terms "sale, transfer or assignment", for the purposes of this Agreement with respect to any such Governmental Licenses and Permits, shall be deemed to mean and require (i) Seller's relinquishment of all of its right, title and interest in, to and under such Governmental Licenses and Permits as of the Closing Date to the fullest extent necessary or appropriate to enable Buyer to acquire such Governmental Licenses and Permits, and (ii) the issuance or grant to Buyer by the appropriate third party, federal, state, or local governmental authority of all right, title and interest in, to and under such Governmental Licenses and Permits as of the Closing Date reasonably equivalent to that relinquished by Seller, including, but not limited to, the right, authority, and approval for Buyer to provide services at the Centers from and after the Closing Date in a reasonably equivalent manner as Seller prior to the Closing Date;

               (iv) All benefits, proceeds or any other amounts payable under any policy of insurance maintained by Seller with respect to destruction of, damage to or loss of use of any of the Purchased Assets;

               (v) All deposits (the "Deposits") held by Seller in connection with future services to be rendered by Seller, delivered under the Leases;

               (vi) Those advance payments, prepayments, prepaid expenses, deposits and the like (collectively, the "Prepaids") which are existing as of the Closing Date, including real property taxes and assessments and utility deposits and payments (subject to the prorations provided for in this Agreement in Section 4.4), which were made by Seller solely with respect to its operation of the Business (collectively, the "Purchased Prepaids"), the current categories and amounts of which are set forth in Schedule 2.1(d)(vi) attached hereto;

               (vii)   Seller's goodwill associated with the Purchased Assets;

               (viii) All interests in joint ventures, partnerships, corporations and limited liability companies, other than the marketable and investment securities identified in Schedule 2.2 attached hereto as Excluded Assets (provided that the failure of Seller to list publicly-traded securities in such exhibit shall not cause same to be among the Purchased Assets), including, without limitation, the interests identified in Schedule 2.1(d)(viii) attached hereto; and

               (ix) to the extent assignable, all warranties, guarantees and covenants not to compete with respect to the Centers including, without limitation, the arrangements identified in Schedule 2.1(d)(ix).

          (e) Purchased Contracts. All right, title and interest of Seller in, to and under the leases, contracts and agreements to which Seller is a party or a beneficiary and which relate to or are necessary for the Centers (collectively, the "Purchased Contracts"). Schedule 2.1(e) attached hereto contains a list of all leases, contracts and agreements to which Seller is a party or a beneficiary, which relate to or are necessary for the Centers and which either (i) involve the payment or receipt by Seller of any form of services or consideration in any 12-month period in excess of $5,000.00, or
(ii) which will extend beyond the Closing and that are not terminable or cancelable upon 60 days notice;

          (f) Books and Records. Seller shall make available to Buyer, and at the Closing Date Buyer shall take possession of, all operating data and records pertaining to the assets, properties, business, operations, accounts, financial condition, customers or suppliers of the Centers, including all of Seller's books, records, papers, computer tapes, disks or data and instruments related to the Centers or the Purchased Assets or which are required or necessary in order for Buyer to operate the Centers from and after the Closing Date, including, without limitation, the following:

                     (i) patient and medical records and all other medical and financial information regarding patients of the Centers;

                     (ii)    patient lists;

                     (iii) employment and personnel records relating to Retained Employees;

                     (iv) personnel policies and manuals, electronic data processing materials, books of account, accounting books, financial records, sales records, sales and payroll tax returns, customer data, journals and ledgers; and

                     (v) all material, documents, and information relating to the Real Property, the Personal Property and the Lease Agreements, all title information (including but not limited to all title insurance policies, commitments, acts of sale, covenants, conditions, restrictions, leases, licenses, occupancy agreements, easements, servitudes, and other items of record), all environmental studies, reports and information, all property use and operational material, plans and specifications, contracts, site plans, plats, surveys, zoning material, correspondence, and governmental material (i.e., licenses, permits, notices, and other matters with respect to governmental authorities), information and notices.

       Upon consent of Buyer, Seller shall be entitled to retain copies of such books and records. Seller shall be responsible for all charges and expenses relating to such copies.



             (g) Accounts Receivable. Accounts receivable existing as of or arising on or subsequent to the Closing Date arising from the Centers; and

             (h) Residual Assets. All other assets of Seller related to and reasonably necessary for the Centers' operation other than the Excluded Assets.

     Section 2.2 Excluded Assets. Notwithstanding Section 2.1(a), the definition of "Purchased Assets" shall exclude all assets, rights and interests identified on Schedule 2.2 attached hereto (collectively, the "Excluded Assets"). The Excluded Assets shall not be transferred by Seller to Buyer.

     Section 2.3 Subsequent Actions. If, during a reasonable time following the Closing Date, APP or Buyer shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in APP or Buyer its right, title or interest in, to or under any of the Purchased Assets or otherwise to carry out the transactions described in this Agreement, Seller shall, at the sole cost and expense of Seller, be authorized to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under the Purchased Assets or otherwise to carry out the transactions described in this Agreement.

                                  ARTICLE III


                              ASSUMED LIABILITIES

     Section 3.1 Assumed Liabilities. As of the Closing, Buyer hereby agrees to assume, satisfy or perform when due only those liabilities and obligations of Seller relating to operation of the Centers as set forth on
Schedule 3.1 attached hereto (collectively, the "Assumed Liabilities"). Other than the Assumed Liabilities, Buyer shall not assume, nor shall APP, Buyer or any of their respective affiliates or subsidiaries be deemed to have assumed, guaranteed, agreed to perform or otherwise be bound by, or be responsible or otherwise liable for, any liability or obligation of any nature of Seller (whether or not related to the Centers), or claims for such liability or obligation, whether accrued, matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown (collectively, the "Unassumed Liabilities"). Specifically, and without limiting the generality of the foregoing, other than the Assumed Liabilities, neither APP, Buyer nor any of their respective affiliates or subsidiaries shall have any liability or obligation with respect to or arising out of: (a) acts or omissions of Seller, its partners, agents or employees whether prior to or subsequent to the Closing Date, whether or not in the ordinary course of business; (b) liabilities or obligations relating to or secured by any portion of or act of either the Purchased Assets or the Centers prior to the Closing; (c) employee related liabilities (including accrued wages, vacation, employee-related insurance or deferred compensation claimed by any person in connection with his or her employment by, or termination of employment with, Seller or payroll taxes payable or liabilities arising under any employee benefit plan maintained by Seller); (d) liabilities or obligations of Seller, including those for attorneys' fees, arising out of any litigation or other proceeding pending as of the Closing Date in connection with the Centers or any claim, whether or not asserted and whether or not liquidated or contingent, with respect to the Centers arising from acts or the failure to take any action by Seller or any of its partners, agents or employees prior to the Closing Date; (e) liabilities for any income or other tax, whether disputed or not, attributable to Seller and/or the Centers for any period or transaction through the Closing; (f) except as set forth on Schedule 3.1, trade payables which arise prior to the Closing; (g) claims by any third party payor (including Medicare or Medi-Cal) or patient with respect to any matter or billing occurring prior to the Closing; and (h) any other liability or obligation of Seller. Notwithstanding the foregoing, Buyer shall be responsible for all refunds required by Payors in the event such refund relates to the accounts receivable purchased by Buyer; provided, Seller shall remain responsible for all other refunds which relate to revenue collected prior to the Closing. All employment tax liabilities of Seller shall remain Seller's responsibility for collection, remittance and tax filing purposes for the period through the Closing. Seller shall supply confirmation that all past and current employment taxes through the Closing have been remitted to the appropriate agencies in a timely manner.

                                   ARTICLE IV

                           PURCHASE PRICE AND CLOSING

     Section 4.1

             (a) Purchase Price. The aggregate purchase price (the "Purchase Price") for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets from Seller to Buyer shall consist of all of the following:

                  (i) Three Million Five Hundred Thousand Dollars ($3,500,000.00) by cashier's check or wire transfer of immediately available funds to one or more accounts designated by Seller, and to be paid by Buyer to Seller at the Closing; and

                  (ii)   The assumption by Buyer of the Assumed Liabilities.

             (b) Allocation of Purchase Price. The Purchase Price shall be allocated by Buyer and Seller in accordance with Schedule 4.1(b) attached hereto.

     Section 4.2 Closing and Effective Time. The closing of the transactions contemplated under this Agreement (the "Closing") shall take place at the offices of American Physician Partners, Inc., Dallas, Texas at 10:00 a.m. local time on January 23, 1998, or such other date as the parties may mutually agree in writing.

       The transfer of the Purchased Assets by Seller to Buyer and Buyer's assumption of the Assumed Liabilities shall be deemed effective as of 12:01 a.m. on the day of the Closing (the "Effective Time"). The obligations and proceeds from the operations of the Centers shall be deemed to be the property of Buyer from and after the Effective Time, and Buyer and Seller shall take any and all actions reasonably necessary to carry out the intent of this Section 4.2.

     Section 4.3     Closing Deliveries.

             (a) Seller. At the Closing, Seller shall execute and deliver to Buyer: (i) a Bill of Sale substantially in the form attached as Exhibit A hereto ("Bill of Sale"); (ii) the documents required to be delivered pursuant to Section 11.1 hereof; and (iii) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Purchased Assets.
Buyer shall have possession at the Centers of the tangible Purchased Assets and the books and records immediately upon Closing.

             (b) Buyer. At the Closing, Buyer shall deliver to Seller: (i) the cash portion of the Consideration; (ii) the documents required to be delivered pursuant to Section 11.2 hereof; and (iii) such other instruments as shall be reasonably requested by Seller to complete the assumption of the Assumed Liabilities by Buyer.

     Section 4.4     Certain Prorations.

             (a) The items set forth on Schedule 4.4(a) attached hereto shall be prorated or adjusted between the parties hereto as of the Effective Time.

             (b) At Closing, each party shall pay or credit to the other party all sums required to effectuate the prorations and adjustments contemplated by the provisions of this Section 4.4.

     Section 4.5 Inventory. Seller shall cause an inventory to be taken of the Inventory as near in time as possible to the Closing with the results extended and adjusted through the Closing Date. Such inventory process shall be subject to audit.

     Section 4.6     Closing Expenses.

             (a) Seller shall be responsible for the following expenses (i) obtaining, filing and recording any and all releases, satisfactions, deeds, UCC termination statements and similar documents required in order to cause title to the Purchased Assets to be free, clear and unencumbered; and (ii) all sales, use, transfer and other taxes, if any, required by or imposed as a result of the transactions contemplated hereby.

             (b) Seller shall pay all prepayment penalties and all other costs of any kind whatsoever associated with the payment of the mortgages on the properties referenced in Schedule 2.1(a).

             (c) Each party shall be responsible for its own attorneys', accountants' and other advisory fees associated with the closing of the transactions contemplated by this Agreement.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS



       As an inducement to APP and to Buyer to enter into this Agreement, Seller and each Principal Stockholder represents and warrants to APP and to Buyer as of the Closing Date as follows:



       Section 5.1 Organization and Good Standing; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, operate and lease, its assets and properties and to carry on its business as currently conducted and as now contemplated, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Seller is not qualified to do business in any foreign jurisdiction.

       Section 5.2 Authorization and Validity. Seller has all requisite corporate power to enter into this Agreement and all other agreements entered into in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby. The execution, delivery and, [subject to approval of this Agreement by the Stockholders,] performance by Seller of this Agreement and the agreements contemplated herein, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's respective corporate powers and have been duly authorized by all necessary action on the part of Seller's Board of Directors. This Agreement has been duly executed by Seller, and this Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Seller is a party constitute, or upon execution will constitute, valid and binding agreements of Seller, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy.

     Section 5.3     Title to Purchased Assets.

             (a) Schedule 5.3(a) attached hereto sets forth a true, correct and complete list of all claims, liabilities, liens, pledges, options, charges, adverse claims, leases, licenses, rights to use or occupancy, security interests, restrictions and encumbrances of any kind affecting the Purchased Assets (collectively, the "Encumbrances").

             (b) Seller shall immediately prior to the Closing have good, clear, record and marketable title to, or valid leasehold interests in, all of the Purchased Assets, free and clear of all Encumbrances, except as set forth in Schedule 5.3(b) attached hereto (the "Permitted Encumbrances"), and, subject to the Permitted Encumbrances, Seller shall, at the time of the Closing have full power and right to sell, assign and deliver the Purchased Assets in accordance with the terms of this Agreement. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement shall vest valid and marketable title to the Purchased Assets in the Buyer, free and clear of all Encumbrances, except for the Permitted Encumbrances. Except for Excluded Assets, there are no material assets used in the Business which are not Purchased Assets.

     Section 5.4     Condition of Tangible Assets.  Except as set forth on
Schedule 5.4 attached hereto, the tangible Personal Property and any other tangible Purchased Assets are in reasonable operating condition and are sufficient for the operation of the Centers as presently conducted and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations and other requirements (including, without limitation, applicable occupational safety and health laws and regulations) relating thereto currently in effect.

     Section 5.5     Consents and Approvals.  Except as set forth on Schedule
5.5 attached hereto, no consent, approval or authorization of, notice to, or declaration, filing or registration with, any governmental entity or any other person or entity is required to be made or obtained by Seller in connection with its execution, delivery and performance of this Agreement and its consummation of the transactions contemplated hereby.

     Section 5.6 Governmental Authorization. Except as expressly set forth in Schedule 5.6 attached hereto, and other than consents, filings or notifications required to be made or obtained by Buyer or APP, the execution, delivery and performance by Seller of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Seller require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     Section 5.7     Continuity of Business Enterprise.  Except as set forth in
Schedule 5.7 attached hereto, there has not been any sale, distribution or spin-off of significant assets of Seller other than in the ordinary course of business within the (2) two years preceding the date of this Agreement.

     Section 5.8     Subsidiaries and Investments.  Except as set forth in
Schedule 5.8 attached hereto, Seller does not own, directly or indirectly, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity (each a "Seller Subsidiary").

     Section 5.9 Absence of Conflicting Agreements or Required Consents. Subject to approval of this Agreement by the Stockholders of Seller, the execution, delivery and performance by Seller of this Agreement and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) except as set forth in Schedule 5.6 and Schedule 5.9 attached hereto, does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with or result in a violation of any provision of Seller's articles or certificate of incorporation or bylaws, (iii) will not conflict with, result in a violation of, or constitute a default under any law, rule, ordinance, regulation or any ruling, decree, determination, award, judgment, order or injunction of any court or governmental instrumentality which is applicable to Seller or by which Seller or its properties are subject to or bound; (iv) except as set forth in
Schedule 5.9, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or modify, or permit any person to accelerate or modify, any performance required by the terms of any agreement, instrument, license or permit, to which Seller is a party or by which Seller or any of its properties are subject to or bound; and (v) will not create any Encumbrance or restriction upon any of the assets or properties of Seller.

     Section 5.10    Seller Financial Statements.  Attached hereto as Schedule
5.10 are (i) the unaudited consolidated balance sheet of Seller as of December 31, 1996 and the related statements of income, stockholders' equity and statements of cash flows of Seller and its Subsidiaries for the year ended December 31, 1996 (collectively, the "Seller Annual Financial Statements") and
(ii) the unaudited consolidated balance sheet of Seller and its subsidiaries as of December 31, 1997 (the "Seller Current Balance Sheet") and the related statements of income, stockholders' equity and statements of cash flows of Seller and the Subsidiaries for the eleven (11) month period then ended (collectively, the "Seller Current Financial Statements"). Seller Financial Statements and Seller Current Financial Statements are sometimes collectively referred to herein as the "Seller Financial Statements". Seller Annual Financial Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto), (b) present fairly the financial position of Seller as of the dates indicated and present fairly the results of Seller's operations for the periods then ended, and (c) are in accordance with the books and records of Seller, which have been properly maintained and are complete and correct in all material respects. Seller Current Financial Statements present fairly the financial position of Seller and its subsidiaries as at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject to normal year-end audit adjustments (the effect of which will not individually or in the aggregate result in a Material Adverse Effect on Seller) and lack of footnotes thereto.

     Section 5.11    No Undisclosed Liabilities.  Except as listed in Schedule
5.11 attached hereto, Seller does not have any liabilities or obligations of any nature, whether known or unknown and whether accrued, absolute, contingent or otherwise, asserted or unasserted except for liabilities or obligations reflected or reserved against in Seller's Current Balance Sheet.

     Section 5.12 Litigation and Claims. Except as listed in Schedule 5.12 attached hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending, or affecting, or to the knowledge of Seller threatened against, or affecting Seller, any Seller Subsidiary, any Stockholder, or any other licensed professional or other individual affiliated with Seller affecting or that could affect the operations, business condition, (financial or otherwise), or results of operations or the prospects of Seller which (i) if successful, may, individually or in the aggregate, have a Material Adverse Effect on Seller or
(ii) could adversely affect the ability of Seller or any Seller Subsidiary to effect the transactions contemplated hereby, and there is no basis for any such action or any state of facts or occurrence of any event which might give rise to the foregoing. There are no unsatisfied judgments against Seller or any Seller Subsidiary or any licensed professional or other individual affiliated with Seller or any Seller Subsidiary relating to services provided on behalf of Seller or any Seller Subsidiary or any consent decrees to which any of the foregoing is subject. Except as set forth in Schedule 5.12, each of the matters, if any, set forth in Schedule 5.12 is fully covered by policies of insurance of Seller or any Seller Subsidiary as in effect on the date hereof.

     Section 5.13 No Violation of Law. Neither Seller nor any Seller Subsidiary has been, nor shall be as of the Closing Date (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever), in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency, authority or court binding on it, or relating to its properties, assets or business or its advertising, sales or pricing practices, except for violations which reasonably, individually or in the aggregate, would not have a Material Adverse Effect on Seller.

     Section 5.14    Contracts and Commitments.

             (a) Schedule 5.14 attached hereto contains a true, accurate and complete list, and Seller has delivered to APP true and complete copies, of each contract, agreement and other instrument (other than insurance contracts identified in Schedule 5.24 or Lease Agreements identified in Schedule 5.20 to which Seller is a party or by which it or any of its properties or assets are bound including, without limitation, (i) all agreements between Seller, on the one hand, and any Payor, government entity, provider, hospital, health maintenance organization, other managed care organization or other third-party provider, on the other hand, relating to the provision of medical, diagnostic imaging or consulting services, treatments, patient referrals or other similar activities, (ii) all indentures, mortgages, notes, loan or credit agreements and other agreements and obligations relating to the borrowing of money or to the direct or indirect guarantee or assumption of obligations of third parties requiring Seller to make, or setting forth conditions under which Seller would be required to make, aggregate future payments in excess of $5,000 in any fiscal year or $10,000 in the aggregate, (iii) all agreements for capital improvements or acquisitions involving an amount of $5,000 in any fiscal year or $10,000 in the aggregate, (iv) all agreements containing a covenant limiting the freedom of Seller (or any provider employee of Seller) to compete in any line of business with any person or entity or in any geographic area or (v) all written contracts and commitments to which aggregate future payments by Seller in excess of $5,000 in any fiscal year or $10,000 in the aggregate and that are not cancelable by providing notice of sixty (60) days or less. Except as noted in Schedule 5.24, all such contracts, agreements or other instruments are in full force and effect, there has been no threatened cancellation thereof, there are no outstanding disputes thereunder, each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business and, assuming the receipt of the appropriate consents, each constituting an Purchased Contract will continue to be binding in accordance with their terms after consummation of the transaction contemplated herein; except as noted in
Schedule 5.24, there are no contracts, agreements or other instruments to which Seller is a party or is bound (other than physician employment contracts and insurance policies) which could either singularly or in the aggregate have a Material Adverse Effect on the value to Buyer of the Purchased Assets, or which could inhibit or prevent Seller from transferring to or vesting in Buyer good and sufficient title to the Purchased Assets. For each of the Assumed Liabilities, in every instance where consent is necessary, Seller shall, on or before the Closing Date, obtain and deliver to Buyer in writing, effective as of the Closing Date, such consents as are necessary to effect a valid and binding transfer or assignment so as to enable Buyer to enjoy all of the rights now enjoyed by Seller under such contracts. Said consent shall be in a form acceptable to Buyer and shall contain an acknowledgment by the consenting party that Seller has fully complied with and is not in default under any provision of the particular contract or agreement. Notwithstanding the foregoing, Seller shall not transfer to Buyer any contracts or agreements relating to the provision of professional medical services or other such agreements and contracts that Buyer consents to in writing to be retained by Seller. Except as set forth in Schedule 5.14, no contract with a health care provider or Payor has been materially amended or terminated within the last twelve (12) months.

             (b) Except as disclosed in Schedule 5.14, (i) Seller has not received notice of any plan or intention of any other party to exercise any right to cancel or terminate such contract, agreement or instrument, and Seller is not aware of any fact(s) that would justify the exercise of such a right; and (ii) Seller does not currently contemplate, or have reason to believe any other Person currently contemplates, any amendment or change to any such contract, agreement or instrument.

     Section 5.15 No Brokers. Seller has not entered into and will not enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer to pay any finder's fee, brokerage commission or similar payment.

     Section 5.16 No Other Agreements to Sell the Assets of the Seller's Business. Seller does not have any legal obligation, absolute or contingent, to any other individual or entity to sell any of the Purchased Assets (other than agreements for the sale of Inventory in the ordinary course), or to effect any sale of the Centers or to enter into any agreement with respect thereto.

     Section 5.17    Employee Matters.

             (a)     Employment Contracts.  Except as set forth in Schedule
5.17 attached hereto, Seller is not currently a party to any employment contract (except for oral employment agreements which are terminable at will), consulting or collective bargaining contracts, deferred compensation, pension (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations from time to time promulgated thereunder ("ERISA")), profit sharing, bonus, stock option, stock purchase or other nonqualified benefit or compensation commitments, benefit plans, arrangements or plans (whether written or oral), including all welfare plans (as defined in Section 3.1 of ERISA) of or pertaining to Seller and any of its present or former employees, or any predecessors in interest.

             (b) Employees. As of December 15, 1997, Seller employed a collective total of one (1) part-time and two (2) full-time employees.
Schedule 5.17 lists each employee of, or consultant to, Seller who received combined salary, benefits and bonuses for 1996 in excess of $25,000 or who is expected to receive combined salary, benefits and bonuses in 1997 in excess of $25,000. Seller is not delinquent in payment to any of its employees or Physician Employees for wages, salaries, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

             (c) Severance Arrangements. Except as set forth on Schedule 5.17(c) attached hereto, upon termination of employment of any employee, no severance or other payments will become due and Seller has no policy, past practice or plan of paying severance on termination of employment.

     Section 5.18    Labor Relations.  Except to the extent set forth in
Schedule 5.18 attached hereto:

             (a) To the knowledge of Seller, no executive, key employee or group of employees has any plans to terminate employment with Seller, except by reason of terminating such relationship by becoming an employee of Buyer in connection with Buyer's purchase of the Centers pursuant hereto;

             (b) There is no unfair labor practice, charge or complaint or any other employment-related matter against or involving Seller pending or threatened before the National Labor Relations Board or any federal, state or local agency, authority or court;

             (c) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, the making of workers' compensation claims, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against Seller. There have been no governmental audits of the equal employment opportunity practices of Seller and no basis for any such audit exists which, if conducted would result in a Material Adverse Effect on Seller; and

             (d) There are no inquiries, investigations or monitoring activities of any licensed, registered, or certified professional personnel employed or retained by, credentialed or privileged, or otherwise affiliated with Seller pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners.

     Section 5.19    Employee Benefit Plans.

             (a) Identification. Schedule 5.19(a) attached hereto contains a complete and accurate list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored by Seller or to which Seller contributes on behalf of its employees and all employee benefit plans previously sponsored or contributed to on behalf of its employees within the three years preceding the date hereof (the "Employee Benefit Plans"). Seller has provided to Buyer copies of all plan documents (as they may have been amended to the date hereof), determination letters, pending determination letter applications, trust instruments, insurance contracts or policies related to an Employee Benefit Plan, administrative services contracts, annual reports, actuarial valuations, summary plan descriptions, summaries of material modifications, administrative forms and other documents that constitute a part of or are incident to the administration of the Employee Benefit Plans. In addition, Seller has provided or made available to Buyer a written description of all existing practices engaged in by Seller that constitute Employee Benefit Plans. Except as set forth in Schedule 5.19(a) subject to the requirements of ERISA, each of the Employee Benefit Plans can be terminated or amended at will by Seller without any further liability or obligation on the part of such entity to make further contributions or payments in connection therewith following such termination. Except as set forth in Schedule 5.19(a), no unwritten amendment exists with respect to any Employee Benefit Plan.

             (b) Administration. Each Employee Benefit Plan has been administered and maintained in compliance with all applicable laws, rules and regulations, except where the failure to be in compliance would not, individually or in the aggregate, result in a Material Adverse Effect.

             (c) Examinations. Except as set forth in Schedule 5.19(c) attached hereto, Seller has not received any notice that any Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency or authority.

             (d) Prohibited Transactions. No prohibited transactions (within the meaning of Section 4975 of the Code or Section 406 of ERISA) have occurred with respect to any Employee Benefit Plan. There has been no breach of any duty under ERISA or applicable law (including, without limitation, any health care contractor requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, (including through any obligation of indemnification or contribution), in any taxes, penalties or other liability to APP or any of its Affiliates.

             (e) Claims and Litigation. Except as set forth in Schedule 5.19(e) attached hereto, no pending or threatened, claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

             (f) Qualification. Seller has received a favorable determination letter or ruling from the IRS for each of the Employee Benefit Plans intended to be qualified within the meaning of Section 401(a) or 501(c)(9) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code and, to the best knowledge of Seller and each Stockholder, has been continually qualified under the applicable Section of the Code since the effective date of such Employee Benefit Plan. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling.

             (g) Funding Status. Except as set forth in Schedule 5.19(g) attached hereto, no accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which Seller is a member (a "Controlled Group"). Except as set forth in Schedule 5.19(g), with respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits, based upon the most recent actuarial valuation as of a date no more than ninety (90) days prior to the date hereof. Schedule 5.19(g) contains a complete and accurate statement of all actuarial assumptions applied to determine the present value of accrued benefits under all Employee Benefit Plans subject to actuarial assumptions.

          (h) Excise Taxes. Neither Seller nor any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA.

             (i) Multiemployer Plans. Neither Seller nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA or any other Employee Benefit Plan which has been subject to Title IV of ERISA or Section 412 of the Code.

             (j) PBGC. No facts or circumstances exist that would result in the imposition of liability against APP, Buyer or any of its Affiliates by the Pension Benefit Guaranty Corporation ("PBGC") as a result of any act or omission by Seller or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

             (k) Retirees. Seller has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable provisions of ERISA.

             (l)     Other Compensation Arrangements.  Except as set forth in
Schedule 5.19(e), neither Seller nor any Stockholder or physician employee of Seller is a party to any compensation or debt arrangement with any person relating to the provision of health care related services other than arrangements with Seller.

     Section 5.20 Lease Agreements. Schedule 5.20 attached hereto, contains a true, accurate and complete list of all the lease agreements and license agreements to which Seller or any Seller Subsidiary is a party and pursuant to which Seller or any Seller Subsidiary leases (whether as lessor or lessee) or licenses (whether as licensor or licensee) any real or personal property related to the operation of the Centers and which requires payments in excess of $10,000 per year (the "Lease Agreements"). Seller has delivered to Buyer true and complete copies of all of the Lease Agreements. Each Lease Agreement is valid, effective and in full force in accordance with its terms, and there is not under any such lease (i) any existing or claimed material default by Seller [or any Seller Subsidiary (as applicable)] or event of material default or event which with notice or lapse of time, or both, would constitute a material default by Seller or any Seller Subsidiary (as applicable) and, individually or in the aggregate, may reasonably result in a Material Adverse Effect on the Centers, or (ii) any existing material default by any other party under any of the Lease Agreements or, to the knowledge of Seller, any event of material default or event which with notice or lapse of time, or both, would constitute a material default by any such party. There is no pending or threatened reassessment of any property covered by the Lease Agreements.
Seller or any Seller Subsidiary has obtained the consent of each landlord or lessor whose consent is required to the assignment of the Lease Agreements and has delivered to Buyer in writing such consents as are necessary to effect a valid and binding transfer or assignment of Seller's or any Seller Subsidiary's rights thereunder. Seller has a good, clear, valid and enforceable leasehold interest under each of the Lease Agreements. The Lease Agreements are in compliance with all applicable safe harbor provisions promulgated by the Department of Health and Human Services in connection with the enforcement of the federal Fraud and Abuse Statute, 42 CFR Part 1001 and any similar applicable state law safe harbor or other exemption provisions.

     Section 5.21    Real and Personal Property.

                     (i) Except as set forth in Schedule 2.1(a), neither Seller nor any Seller Subsidiary owns any interest (other than the Lease Agreements) in real property.

                     (ii) Except as set forth in Schedule 5.3(b), Seller and any Seller Subsidiary (i) has good and marketable title to all of its properties and assets (real, personal and mixed, tangible and intangible) and any rights or interests therein which it purports to own including, without limitation, all the property and assets reflected in Seller Financial Statements; and (ii) owns such rights, interests, assets and property free and clear of all Encumbrances, title defects or objections (except for taxes not yet due and payable). Seller Financial Statements reflect all personal property used in connection with the operation of the business subject to disposition in the ordinary course of business and such personal property are the necessary assets to continue operation of Seller and any Seller Subsidiary.

     Section 5.22    Environmental Matters.

             (a) Neither Seller nor any Seller Subsidiary has, within the five (5) years preceding the date hereof, through the Effective Time, received from any federal, state or local governmental body, agency, authority or entity, or any other Person, any written notice, demand, citation, summons, complaint or order or any notice of any penalty, lien or assessment, and no investigation or review is pending by any governmental entity, with respect to any (i) alleged violation by Seller of any Environmental Law (as defined in subsection (e) below) (ii) alleged failure by Seller to have any environmental permit, certificate, license, approval, registration or authorization required pursuant to any Environmental Law in connection with the conduct of its business; or (iii) alleged illegal Regulated Activity (as defined in subsection
(f) below) by Seller.

             (b) Neither Seller nor any Seller Subsidiary has used, transported, disposed of or arranged for the disposal of (as those terms are defined in and construed under the Comprehensive Environmental Response, Compensation and Liability Act) any Hazardous Substance (as defined herein) that would give rise to any Environmental Liabilities (as defined in subsection
(e) below) for Seller under any applicable Environmental Law that had, or could likely have, a Material Adverse Effect on Seller. Neither Seller nor any Seller Subsidiary has engaged in any activity or failed to undertake any activity which action or failure to act has given, or could likely give, rise to any Environmental Liabilities or enforcement action by any federal, state or local regulatory agency or authority, or has resulted, or could likely result, in any fine or penalty imposed pursuant to any Environmental Law. Schedule 5.22(b) attached hereto discloses any known presence of asbestos in or on Seller's or any Seller Subsidiary's owned or leased premises. There is no friable asbestos in or on Seller's or any Seller Subsidiary's owned or leased premises.

             (c) No soil or water in or under any assets currently or formerly held for use or sale by Seller or any Seller Subsidiary is or has been contaminated by any Hazardous Substance while such assets or premises were owned, leased, operated or managed, directly or indirectly by Seller or any Seller Subsidiary where such contamination had, or could likely have, a Material Adverse Effect on Seller.

             (d) Schedule 5.22(d) attached hereto, contains a list of all environmental audits and other similar reports which have been prepared by, for or concerning Seller or any Seller Subsidiary within the five (5) years preceding the date hereof through the Effective Time with respect to any real property now or previously owned or leased by Seller, any Seller Subsidiary or any of its predecessors, true and complete copies of which have been provided to Buyer.

             (e) For the purposes of this Section 5.22, the following terms have the following meanings:

              "Environmental Laws" shall mean any and all domestic federal, state and local laws (including case law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and permits relating to the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

              "Environmental Liabilities" shall mean all liabilities of Seller or any Seller Subsidiary, whether contingent or fixed, which (i) have arisen, or could likely arise, under Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the date hereof or the Effective Time.

            "Hazardous Substances" shall mean any air pollution, toxic, radioactive, caustic or otherwise hazardous substance regulated by any Environmental Law, (including but not limited to, (i) Medical Waste and
     (ii) petroleum, its derivatives, by-products and other hydrocarbons), and any material constituent elements thereof displaying any of the foregoing characteristics.

            "Regulated Activity" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

     Section 5.23 Filing Reports. All returns, reports, plans and filings of any kind or nature necessary to be filed by Seller with any governmental agency or authority have been properly completed and timely filed in compliance with all applicable requirements, except where failure to so file would not have a Material Adverse Effect on Seller.

     Section 5.24 Insurance Policies. Schedule 5.24 attached hereto lists and briefly describes Seller's policies of insurance to which Seller or any Affiliate is a party or under which Seller or any Affiliate, officer or director thereof is or has been covered at any time during the last five (5) years preceding the date of this Agreement relating to the business of Seller or any of its Affiliates (the "Insurance Policies"). Except as set forth in
Schedule 5.24, all of the Insurance Policies are issued by insurers that are financially sound and reputable, and are valid, outstanding and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies and all premiums with respect thereto are currently paid. All Insurance Policies currently maintained by Seller or any Affiliate thereof ("Current Policies") taken together, (i) provide adequate insurance coverage for the assets, properties and operations of Seller and its Affiliates for all risks normally insured against by a Person carrying on a substantially similar business or businesses as Seller and its Affiliates, (ii) are sufficient for compliance with legal and contractual requirements to which Seller or any of its Affiliates is a party or by which any of them may be bound, and (iii) shall be maintained in force (including the payment of all premiums and compliance with their terms without interruption) up to and including the Closing Date. True, complete and correct copies of all Insurance Policies have been provided to APP. Except as set forth in Schedule 5.24, neither Seller nor any of its Affiliates nor any officer or director thereof has received any notice or other communication from any issuer of any Current Policy canceling such policy, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder and, to the knowledge of Seller and the Stockholders, no such cancellation or increase of deductibles, retainages or premiums is threatened. Except as set forth in
Schedule 5.24, there are no outstanding claims, settlements or premiums owed against any Insurance Policy, and all have been given and all potential or actual claims under any Insurance Policy have been presented in due and timely fashion. Except as set forth in Schedule 5.24, since January 1, 1993, neither Seller nor any Affiliate thereof has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier. Schedule 5.24 also sets forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Seller or any Affiliate thereof during the immediately preceding three-year period.

     Section 5.25    Accounts Receivable; Payors.

             (a) Schedule 5.25(a) attached hereto is a list and aging of all accounts receivable of Seller as of December 15, 1997, which list is complete, true and accurate in all material respects. All such accounts receivable arose in the ordinary course of business and have not been previously written off as bad debts and, are, to the extent still uncollected, collectible in the ordinary course of business, net of reserves for doubtful and uncollectible accounts shown in Seller Financial Statements or on the accounting records of Seller (which reserves are adequate and calculated consistent with past practice). Nothing contained in this Section 5.25 shall be construed as a guarantee of collectibility of the accounts receivable.

          (b) Schedule 5.25(b) attached hereto sets forth a true, correct and complete list of the names and addresses of each Payor including, but not limited to, all private-pay patients as a single Payor, of Seller which accounted for more than 5% of the revenues of Seller in the fiscal year ended December 31, 1996, or which is reasonably expected to account for more than 5% of the revenues of Seller for the fiscal year to end December 31, 1997. Except as set forth in Schedule 5.25(b), Seller has satisfactory relations with such Payors and none of such Payors has notified Seller that it intends to discontinue its relationship with Seller or to deny any payments due from, or any claims for payment submitted to any such party.

     Section 5.26    Accounts Payable; Suppliers.

             (a) Attached hereto as Schedule 5.26(a) attached hereto is a true and complete (i) list of the accounts payable of Seller as of December 15, 1997, and (ii) list of each individual indebtedness of $2,500 or more, setting forth the payee and the amount of indebtedness.

             (b) Schedule 5.26(b) attached hereto sets forth a true, correct and complete list of the names and addresses of each of the providers/suppliers of products or services to Seller (including, without limitation all non-Physician Employee providers of care to patients) which accounted for a dollar volume of purchases paid for by Seller in excess of $2,500 for the fiscal year ended December 31, 1996, or which is reasonably expected to account for a dollar volume of purchases paid for by Seller in excess of $2,500 for the fiscal year to end December 31, 1997.

     Section 5.27 Inventory. All items of inventory on Seller Current Balance Sheet contained in Seller Financial Statements consisted, and all such items on hand on the date of this Agreement consist, and all such items on hand at the Effective Time will consist of items of a quality and a quantity usable and saleable in the ordinary course of Seller's business and conform to generally accepted standards in the industry of which Seller is a part. The value of the inventories reflected on Seller Current Balance Sheet contained in Seller Financial Statements. Purchase commitments of Seller for inventory are not materially in excess of normal requirements, and none of such purchase commitments are at prices in excess of prevailing market prices at the time of such purchase commitment.

     Section 5.28    Licenses, Authorization and Provider Programs.

             (a) Except as listed in Schedule 5.28(a) attached hereto, Seller, and each other licensed employee or independent contractor of Seller
(i) is the holder of all valid licenses, approvals, orders, consents, permits, registrations, qualifications and other rights and authorizations required by law, ordinance, regulation or ruling of any governmental regulatory authority necessary to operate its/his/her business and (ii) is certified for participation under Titles XVIII and XIX of the Social Security Act (the "Medicare and Medicaid Programs") (Medicare and Medicaid Programs and such other similar federal, state or local reimbursement or governmental programs for which Seller is eligible are hereinafter referred to collectively as the "Governmental Programs") and has current provider numbers for such Governmental Programs and with such private non-governmental programs (including without limitation any private insurance program) under which Seller is presently receiving payments directly or indirectly from any Payor for patient care (such non-governmental programs herein referred to as "Private Programs"). A true, correct and complete list of such licenses, permits and other authorizations, and provider agreements, is set forth in Schedule 3.27(a), true, complete and correct copies of which have been provided to APP. No violation, default, order or deficiency exists with respect to any of the items listed in Schedule 5.28(a) except for such violations, defaults, orders or deficiencies which would not be reasonably likely to have a Material Adverse Effect on Seller, and there is no action pending or recommended by any state or federal agencies having jurisdiction over the items listed in Schedule 5.28(a), either to revoke, withdraw or suspend any material license or to terminate the participation of Seller in any Governmental Program or Private Program, and no event has occurred which, with or without notice or lapse of time, or both, would constitute grounds for a violation, order or deficiency with respect to any of the items listed in Schedule 5.28(a) or to revoke, withdraw or suspend any material license to operate its business as is presently being conducted by it. To the knowledge of Seller, there has been no decision not to renew any existing agreement with any provider or Payor relating to the Centers as presently being conducted by it. Except as set forth in Schedule 5.28(a) or
Schedule 5.12 hereof, neither Seller nor either Center (i) has had his/her/its professional license, Drug Enforcement Agency number, Medicare/Medicaid provider status or staff privileges at any hospital or diagnostic imaging center suspended, relinquished, terminated or revoked, (ii) has been reprimanded, sentenced, or disciplined by any licensing board, state agency, regulatory body or authority, hospital, Payor or specialty board, or
(iii) has had a final judgment or settlement entered against him/her/its in connection with a malpractice or similar action.

             (b) Except as set forth in Schedule 5.28(b) attached hereto, Seller is not required, or for the 72-month period prior to the Effective Time was not required, to file any cost reports or other reports with any Governmental Program or Private Program.

     Section 5.29 Inspections and Investigations. Neither the right of Seller nor the right of any licensed professional or other individual affiliated with Seller to receive reimbursements pursuant to any Governmental Program or Private Program has been terminated or otherwise materially and adversely affected as a result of any investigation or action whether by any federal or state governmental regulatory authority or other third party.
Except as set forth and described in Schedule 5.29 attached hereto, to the best knowledge of Seller no licensed professional or other individual affiliated with the Centers has, during the past three (3) years prior to the Closing had their license suspended or revoked by any governmental regulatory authority or agency, hospital, integrated delivery system, trade association, professional review organization, accrediting organization or certifying agency. True, correct and complete copies of all reports, correspondence, notices and other documents relating to any matter described or referenced in Schedule 5.29 have been provided to Buyer.

     Section 5.30    Proprietary Rights and Information.

             (a) Set forth in Schedule 5.30(a) attached hereto is a complete and accurate list and summary description of the following: (i) all trademarks (registered and unregistered), trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, currently owned in whole or part, or used by Seller or any of its affiliates, (ii) all patents and applications therefor and inventories and discoveries that may be patentable currently owned, in whole or in part, or used by Seller or any of its affiliates, (iii) all licenses, royalties, and assignments thereof to which Seller or any of its Affiliates are a party (iv) all copyrights (for published and unpublished works) currently owned in whole or part, or used by Seller or any of its Affiliates and (v) other similar agreements relating to the foregoing to which Seller or any of its affiliates is a party (including expiration date if applicable) (collectively, the "Proprietary Rights").

             (b) Schedule 5.30(b) attached hereto contains a complete and accurate list and summary description of all agreements relating to technology, trade secrets, know-how or processes that Seller is licensed or authorized to use by others (other than technology, know-how or processes generally available to other health care providers) or which it licenses or authorizes others to use, true, correct and complete copies of which have been provided to Buyer or APP. There are no outstanding and, to Seller's knowledge, any threatened disputes or disagreements with respect to any such agreement.

             (c) Seller owns or has the legal right to use the Proprietary Rights without conflicting with, infringing or violating the rights of any other person. Except as disclosed in Schedule 5.30(c) attached hereto, no consent of any person will be required for the use thereof by Buyer or APP upon consummation of the transactions contemplated hereby and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or for infringement by Seller of any Proprietary Right of any other Person, and neither Seller nor any Stockholder is aware of any valid basis for any such claim. To the best knowledge of Seller, no proceedings have been threatened which challenge the Proprietary Rights of Seller. Seller has the right to use, free and clear of any adverse claims or rights of others all trade secrets, customer lists and proprietary information required for the performance and marketing of all merchandise and services formerly or presently sold or marketed by them.

     Section 5.31    Taxes.

             (a) Filing of Tax Returns. Seller has duly and timely filed (in accordance with any extensions duly granted by the appropriate governmental agency, if applicable) with the appropriate governmental agencies all Tax Returns and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and properly reflect the taxes of Seller for the periods covered thereby.

             (b) Payment of Taxes. Except for such items as Seller may be disputing in good faith by proceedings in compliance with applicable law, which are described in Schedule 5.31(b) attached hereto, (i) Seller has paid all taxes, penalties, assessments and interest that have become due with respect to any Tax Returns that it has filed and has properly accrued on its books and records in accordance with generally accepted accounting principles for all of the same that have not yet become due and payable and (ii) Seller is not delinquent in the payment of any tax, assessment or governmental charge.

             (c) No Pending Deficiencies, Delinquencies, Assessments or Audits. Except as set forth in Schedule 5.31(c) attached hereto, Seller has not received any notice that any tax deficiency or delinquency has been asserted against Seller or to the best knowledge of Seller, there is no threat of such assertion. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the taxes of Seller that could be asserted by any taxing authority. There is no taxing authority audit of Seller pending, or to the actual knowledge of Seller, threatened within the last five (5) years, and the results of any completed audits are properly reflected in Seller Financial Statements. Seller has not violated any applicable federal, state, local or foreign tax law. There are no security interests or liens on any assets of Seller or any Seller Subsidiary which have resulted from any failure to pay (or alleged failure to pay) taxes.

             (d) No Extension of Limitation Period. Seller has not granted an extension to any taxing authority of the statute of limitation period during which any tax liability may be assessed or collected.

             (e) All Withholding Requirements Satisfied. All monies required to be withheld by Seller and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use, and other taxes have been collected or withheld and paid to the respective governmental agencies.

             (f) Foreign Person. Neither Seller nor any Stockholder is a foreign person, as such term is referred to in Section 1445(f)(3) of the Code and Treasury Regulations Section 1.1445-2.

             (g) Safe Harbor Lease. None of the properties or assets of Seller constitutes property that Seller, APP, Buyer or any Affiliate of APP, will be required to treat as being owned by another person pursuant to the "Safe Harbor Lease" provisions of Section 168(f)(8) of the Code prior to repeal by the Tax Equity and Fiscal Responsibility Act of 1982.

             (h) Tax Exempt Entity. None of the assets or properties of Seller are subject to a lease to a "tax exempt entity" as such term is defined in Section 168(h)(2) of the Code.

             (i) Collapsible Corporation. Seller has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

             (j) Boycotts. Seller has not at any time participated in or cooperated with any international boycott as defined in Section 999 of the Code.

             (k) Parachute Payments. No payment required or contemplated to be made by Seller will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

             (l) S Corporation. Seller has made an election to be taxed as an "S" corporation under Section 1362(a) of the Code.

             (m) Personal Holding Companies. Seller is not or has been a personal holding company within the meaning of Section 542 of the Code.

     Section 5.32 Related Party Arrangements. Schedule 5.32 attached hereto sets forth a description of any interest held, directly or indirectly, by any officer, director or other Affiliate of Seller in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Centers and any arrangement or agreement with any such person concerning the provision of goods or services or other matters pertaining to the Centers. There are no commitments to, and no income reflected in Seller Financial Statements that has been derived from an Affiliate, and following the Closing shall not have any obligation of any kind or designation to any such Affiliate.

     Section 5.33 Banking Relations. Set forth in Schedule 5.33 attached hereto is a complete and accurate list of all borrowing and investing arrangements that Seller has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

     Section 5.34 Fraud and Abuse and Self Referral. Neither Seller nor any Seller Subsidiary has engaged and, to the knowledge of Seller, neither Seller's officers and directors nor other Persons and entities providing professional services for or on behalf of Seller have engaged, in any activities which are prohibited under 42 U.S.C. Sections 1320a 7, 7a or 7b or 42 U.S.C. Section 1395nn or (subject to the exceptions or safe harbor provisions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by applicable rules of professional conduct.

     Section 5.35 Restrictions on Business Activities. Except as disclosed in Schedule 5.14 or Schedule 5.35, there is no material agreement, judgment, injunction, order or decree binding upon Seller, any Seller Subsidiary or officer, director or key employee of Seller or Seller Subsidiary, which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Seller or any Seller Subsidiary, any acquisition of property by Seller, any Seller Subsidiary or the conduct of business by Seller or any Seller Subsidiary.

     Section 5.36 Agreements in Full Force and Effect. Except as expressly set forth in Seller's Schedules to this Agreement, all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in Seller's Schedules delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms, except to the extent that the validity or enforceability thereof may be limited by bankruptcy or other laws affecting the enforcement of creditors' rights generally, or by general equity principles, or by public policy. There is no pending or, to the knowledge of Seller, threatened bankruptcy, insolvency or similar proceeding with respect to any other party to such agreements, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by Seller or any other party thereto. Seller has not received any termination notice regarding a contract with a health care provider in the last twelve (12) months.

     Section 5.37 Statements True and Correct. No representation or warranty made herein by Seller or any Stockholder, nor any statement, certificate, exhibit or instrument to be furnished by Seller or any Stockholder to APP or Buyer pursuant to this Agreement, contains or will contain as of the Closing any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     Section 5.38 Schedules. All Schedules required by Article V hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

     Section 5.39 Finders' Fees. Except as set forth in Schedule 5.39 attached hereto, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of any of the Stockholders or Seller who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF BUYER AND APP

     Buyer and APP each represents and warrants to Seller as follows:

     Section 6.1 Organization and Good Standing; Qualification. Each of Buyer and APP is a corporation duly organized, validly existing and in good standing under the laws of the state of California and Delaware, respectively, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted.
Each of Buyer and APP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where such failure to be so qualified or in good standing would not have a Material Adverse Effect on Buyer or APP. Copies of the certificate of incorporation and all amendments thereto of Buyer and APP and the bylaws of Buyer and APP, as amended, and copies of the corporate minutes of Buyer and APP regarding this transaction, all of which have been or will be made available to Seller for review, are true, correct and complete as in effect on the date of this Agreement and accurately reflect all material proceedings of the Stockholders and directors of Buyer and APP (and all committees thereof) regarding this transaction.

     Section 6.2 Authorization and Validity. Each of Buyer and APP has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer and APP of this Agreement and the agreements provided for herein, and the consummation by Buyer and APP of the transactions contemplated hereby and thereby are within Buyer and APP's respective corporate powers and have been duly authorized by all necessary action on the part of Buyer and APP's Board of Directors. This Agreement has been duly executed by Buyer and APP. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which Buyer and APP is a party constitute, or upon execution will constitute, valid and binding agreements of Buyer and APP, enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy or other laws affecting creditors' rights generally, or by general equity principles, or by public policy.

     Section 6.3 Governmental Authorization. Except as expressly set forth in Schedule 6.3 attached hereto, and other than consents, filings or notifications required to be made or obtained by Buyer and APP, the execution, delivery and performance by Buyer and APP of this Agreement and the agreements provided for herein, and the consummation of the transactions contemplated hereby and thereby by Buyer and APP, to the best knowledge of Buyer and APP, requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

     Section 6.4 Capitalization. The authorized capital stock of APP consists of 50,000,000 shares of APP Common Stock, of which [18,000,000] shares are issued and outstanding and 10,000,000 shares of APP Preferred Stock, none of which are outstanding.

     Section 6.5     Absence of Conflicting Agreements or Required Consents.
To the best knowledge of Buyer and APP, the execution, delivery and performance of this Agreement by Buyer and/or APP and any other documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) except as set forth in Schedule 6.3 and Schedule 6.5 attached hereto, does not require the consent of any governmental or regulatory body or authority or any other third party; (ii) will not conflict with any provision of Buyer's or APP's certificate of incorporation or bylaws; (iii) will not conflict with, result in a violation of, or constitute a default under any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Buyer or APP is a party or by which Buyer or APP or their or its properties are subject to or bound; and (iv) except as set forth in Schedule 6.5, will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit, material to this transaction, to which Buyer or APP is a party or by which APP or any of its respective properties are bound.

     Section 6.6 Statements True and Correct. No representation or warranty made herein by Buyer or APP, nor any statement, certificate or instrument to be furnished by Buyer or APP to Seller or a Stockholder pursuant to this Agreement, contains or will contain as of the Effective Time any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

     Section 6.7 Schedules. All Schedules required by Article VI hereof and attached hereto are true, correct and complete in all material respects as of the date of this Agreement.

     Section 6.8 Finder's Fees. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Buyer or APP who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement or referred to herein.

                                  ARTICLE VII
                     PRE-CLOSING COVENANTS OF APP AND BUYER

                            [Intentionally Omitted]

                                  ARTICLE VIII
                     CONDITIONS PRECEDENT OF APP AND BUYER

                            [Intentionally Omitted]

                                   ARTICLE IX
                         CONDITIONS PRECEDENT OF SELLER

                            [Intentionally Omitted]

                                   ARTICLE X

                               CLOSING DELIVERIES


     Section 10.1 Deliveries of Seller. At or prior to the Closing Date, Seller shall deliver to Buyer the following, all of which shall be in a form satisfactory to Buyer and APP:

             (a) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and consummation of the Acquisition, each certified by the Secretary of such Corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

            (b) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of the Non-Compete Agreement each certified by the Secretary of Seller as being true and correct copies of the originals thereof subject to no modifications or amendments;

             (c)     intentionally omitted;

             (d)     intentionally omitted;

             (e) a certificate of the Secretary of Seller certifying as to the incumbency of the directors and officers of Seller and as to the signatures of such directors and officers who have executed documents delivered at the Closing on behalf of Seller;

             (f) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of California for Seller establishing that Seller is in existence, has paid all franchise or similar taxes, if any, and, if applicable, otherwise is in good standing to transact business in the state of California;

             (g) certificates, dated within ten (10) days prior to the Closing Date, of the Secretaries of State of the states in which Seller is qualified to do business, to the effect that each such corporation is qualified to do business and, if applicable, is in good standing as a foreign corporation in each of such states;

             (h) all authorizations, consents, approvals, permits and licenses referenced in Section 5.28;

             (i) the executed Non-Compete Agreement in substantially the form attached hereto as Exhibit B and executed employment letter for Barbara L. Meyer in substantially the form attached hereto as Exhibit C.

             (j) a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, of each Seller, signed under a penalty of perjury and dated as of the Closing Date, to the effect that Seller is a United States citizen resident (and thus not a foreign person) and providing Seller's United States taxpayer identification number;

             (k) an assignment to Buyer of (i) each lease for real or personal property described on Schedule 5.20 (the "Lease Assignments") and (ii) all contracts described on Schedule 5.14 which can be assigned to Buyer ("Non-Payor Contract Assignments"); and

             (l) such other instrument or instruments of transfer prepared by Buyer as shall be necessary or appropriate, as Buyer or its counsel shall reasonably request, to carry out and effect the purpose and intent of this Agreement.

     Section 10.2 Deliveries of APP. At or prior to the Closing Date, APP shall deliver to Seller the following, all of which shall be in a form satisfactory to Seller:

             (a) a copy of resolutions of the Board of Directors of APP authorizing the execution, delivery and performance of this Agreement, and all related documents and agreements, certified by APP's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments;

             (b)     the Purchase Price in accordance with Article IV hereof;

             (c)     intentionally omitted;

             (d)     intentionally omitted;

             (e) a certificate of the Secretary of Buyer certifying as to the incumbency of the officers of Buyer who have executed documents delivered at the Closing on behalf of Buyer;

             (f) a certificate, dated within ten (10) days prior to the Closing Date, of the Secretary of State of Delaware establishing that APP and Buyer, respectively, are in existence, have paid all franchise or similar taxes, if any, and, if applicable, otherwise are in good standing to transact business in the state of Delaware and California, respectively; and

             (g)     certificates (or photocopies thereof), dated within ten
(10) days prior to the Closing Date, of the Secretaries of State of the states in which Buyer and APP are qualified to do business, to the effect that Buyer and APP are qualified to do business and, if applicable, are in good standing as foreign corporations in such state.

                                   ARTICLE XI
                  CERTAIN ADDITIONAL AGREEMENTS OF THE PARTIES

                             Intentionally omitted.

                                  ARTICLE XII

                              POST CLOSING MATTERS

     Section 12.1 Further Instruments of Transfer. Following the Closing, at the request of Buyer and at Buyer's sole cost and expense, the Stockholders and Seller shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

                                  ARTICLE XIII

                                    REMEDIES


     Section 13.1 Indemnification by Seller and the Principal Stockholders. Subject to the terms and conditions of this Article XIV, Seller and the Principal Stockholders jointly and severally agree to indemnify, defend and hold APP and Buyer and their respective directors, officers, members, managers, employees, agents, attorneys and Affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys' fees and expenses (collectively, "Damages") asserted against or incurred by such indemnities arising out of or resulting from:

             (a) a breach of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) of Seller contained herein or in any Schedule or certificate delivered hereunder; and

             (b) any violation (or alleged violation) by Seller and/or any of its past or present directors, officers, partners, shareholders, employees, agents, consultants and Affiliates of state or federal laws governing health care fraud and abuse (including, but not limited to, fraud and abuse in the Medicare and Medicaid programs) occurring on or before the Closing Date, or any overpayment or obligation (or alleged overpayment or obligation) arising out of or resulting from claims submitted to any Payor on or before the Closing Date.

     Section 13.2 Indemnification by APP and Buyer. Subject to the terms and conditions of this Article XIV, APP and Buyer jointly and severally hereby agree to indemnify, defend and hold Seller and its respective agents, attorneys and Affiliates harmless from and against all Damages asserted against or incurred by such indemnities arising out of or resulting from (a) a breach by APP or Buyer of any representation or warranty (without giving effect to any Material Adverse Effect qualifier contained as part of any such representation or warranty) of APP or Buyer contained herein or in any schedule or certificate delivered hereunder.

     Section 13.3 Conditions of Indemnification. All claims for indemnification under this Agreement shall be asserted and resolved as follows:

             (a) A party claiming indemnification under this Agreement (an "Indemnified Party") shall promptly (and, in the event, at least ten (10) days prior to the due date for any responsive pleadings, filings or other documents)
(i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a written notice ("Claim Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim and the basis of the Indemnified Party's request for indemnification under this Agreement. Except as set forth in Section 14.3 attached hereto, the failure to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim except to the extent that the resulting delay is materially prejudicial to the defense of such claim. Damages awarded shall be reduced by the costs incurred as a result of such delays.

                     Within thirty (30) days after receipt of any Claim Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

             (b) If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 14.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim). If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 14.3(b) and shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and upon written notification thereof, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of the Indemnified Party; provided further that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Indemnified Party, which firm shall be designated in writing by the Indemnified Party.

             (c) If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 14.3(b) but fails diligently and promptly to prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, provided, however, that the Indemnified Party may not enter into, without the Indemnifying Party's consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XIV and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 14.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnifying Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnified Party, then the Indemnifying Party may employ separate counsel and upon written notification thereof, the Indemnified Party shall not have the right to assume the defense of such action on behalf of the Indemnifying Party.

             (d) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within sixty (60) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction if the parties do not reach a settlement of such dispute within thirty (30) days after notice of a dispute is given.

             (e) Payments of all amounts owing by an Indemnifying Party pursuant to this Article XIV relating to a Third Party Claim shall be made within thirty (30) days after the latest of (i) the settlement of such Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of such Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to Section 14.3(d) shall be made within 30 days after the later of (i) the expiration of the 60-day Indemnity Notice period or
(ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Agreement.

             (f) Notwithstanding any provision herein to the contrary, the obligation of APP or Buyer on the one hand, or Seller or the Principal Stockholders, on the other hand, to provide indemnification for breach of any representation or warranty as provided in Section 14.1(a) or 14.2(a) hereof shall not take effect unless and until the Damages asserted against or incurred in the aggregate and on a collective basis by APP or Buyer, on the one hand, or Seller or the Principal Stockholders, on the other hand, as a result of such a breach or breaches exceeds $10,000.

     Section 13.4 Remedies Exclusive. The remedies provided in this Agreement shall be the exclusive rights or remedies available to one party against the other, either at law or in equity except in the case of fraud.

     Section 13.5 Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement or (b) proving that another party breached any of the terms of this Agreement.

     Section 13.6 Tax Benefits; Insurance Proceeds. The total amount of any indemnity payments owed by one party to another party to this Agreement shall be reduced by any correlative tax benefit received by the party to be indemnified or the net proceeds received by the party to be indemnified with respect to recovery from third parties or insurance proceeds, and such correlative insurance benefit shall be net of the insurance premium, if any, that becomes due as a result of such claim.

                                  ARTICLE XIV

                                  TERMINATION

                            [Intentionally Omitted]

                                   ARTICLE XV

                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     Section 15.1 Non-Disclosure Covenant. Seller recognizes and acknowledges that it has in the past, currently has, and in the future may possibly have, access to certain Confidential Information of APP that is valuable, special and unique assets of APP's businesses. APP and Buyer acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain Confidential Information of Seller that is valuable, special and unique assets of Seller's business. Seller and APP agree that they will not disclose such Confidential Information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of APP and (b) to counsel and other advisers to APP provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 16.1, unless (i) such information becomes available to or known by the public generally through no fault of Seller or APP, as the case may be, (ii) disclosure is required by law or the order of any governmental authority under color of law, provided, that prior to disclosing any information pursuant to this clause (ii) Seller or APP, as the case may be, shall, if possible, give prior written notice thereof to Seller and APP and provide Seller and APP with the opportunity to contest such disclosure, (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, or (iv) the disclosing party is the sole and exclusive owner of such Confidential Information as a result of the Acquisition or otherwise. In the event of a breach or threatened breach by Seller or APP of the provisions of this Section, APP and Seller shall be entitled to an injunction restraining the other party, as the case may be, from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting APP and Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     Section 15.2 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, APP and Seller agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

     Section 15.3    Survival.  The obligations of the parties under this
Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVI

                                 MISCELLANEOUS


     Section 16.1 Amendment; Waivers. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

     Section 16.2 Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by APP to a wholly owned subsidiary of APP; provided that any such assignment shall not relieve APP of its obligations hereunder.

     Section 16.3 Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

     Section 16.4 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     Section 16.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     Section 16.6 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Seller, any Stockholder, APP or Buyer pursuant to this Agreement shall be deemed to have been representations and warranties by such Seller, such Stockholder, APP or Buyer and, notwithstanding any provision in this Agreement to the contrary, the representations and warranties contained herein shall survive the Closing.

     Section 16.7 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF CALIFORNIA.

     Section 16.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

     Section 16.9 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

     Section 16.10 Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

     Section 16.11 Confidentiality; Publicity and Disclosures. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto provided that the foregoing shall not prohibit any disclosure (a) by press release, filing or otherwise that APP has determined in its good faith judgment to be required by federal securities laws or the rules of the National Association of Securities Dealers, (b) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and (c) by APP in connection with conducting an examination of the operations and assets of Seller; provided that APP shall reasonably promptly provide notice of any release. In the event that the transactions contemplated hereby are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any Confidential Information they may have concerning the affairs of the other parties, except for information that is required by law to be disclosed; provided that should the transactions contemplated hereby not be consummated, nothing contained in this Section shall be construed to prohibit the parties hereto from operating businesses in competition with each other.

     Section 16.12 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):



              If to APP and Buyer:    American Physician Partners, Inc.
                                      901 Main Street
                                      2301 NationsBank Plaza
                                      Dallas, Texas  75202
                                      Fax No.: (214) 761-3150
                                      Attn:  Gregory L. Solomon, President
                                             Paul M. Jolas, Esq., General
                                             Counsel and Sr. V.P.

              with a copy to:         McDermott, Will & Emery
                                      1301 Dove Street, Suite 500
                                      Newport Beach, California 92660-2444
                                      Fax No.: (714) 851-9348
                                      Attn:  Jonathan F. Atzen, Esq.

              If to Seller
              or any Stockholder:     Norman Meyers
                                      1604 Mariani Drive
                                      Sunnyvale, CA  94087
                                      Fax No. (408) 617-0520


     Section 16.13 No Waiver; Remedies. No party hereto shall by any act (except by written instrument pursuant to Section 17.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

     Section 16.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     Section 16.15 Defined Terms. Terms used in the attached Exhibits and the Schedules attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings as assigned to such terms in this Agreement.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first written above.


                                       APP:


                                       AMERICAN PHYSICIAN PARTNERS, INC.


                                       By: /s/ GREGORY L. SOLOMON
                                           -------------------------------------
                                           Gregory L. Solomon, President


                                       Buyer:


                                       VALLEY IMAGING PARTNERS, INC.


                                       By: /s/ GREGORY L. SOLOMON
                                           -------------------------------------
                                              Gregory L. Solomon

                                       Seller:


                                       PAL IMAGING CORP.

                                       By:   /s/ NORMAN MEYERS
                                            ------------------------------------
                                       Its:  President
                                            ------------------------------------


                                       Principal Stockholders:


                                        /s/ NORMAN MEYERS
                                       -----------------------------------------
                                       Norman Meyers

                                        /s/ BARBARA L. MEYERS
                                       -----------------------------------------
                                       Barbara L. Meyers